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                                                                   Exhibit 23(r)

                        ASSISTANT SECRETARY'S CERTIFICATE

I, Ryan M. Louvar, Assistant Secretary of SPDR Series Trust (the "Trust"), hereby certify that the following resolution was approved by a majority of the Board of Trustees of the Trust at a meeting held on May 29, 2008:

     RESOLVED, that Scott M. Zoltowski, Ryan M. Louvar, Mark E. Tuttle and Scott
     E. Habeeb be, and each of them hereby is, authorized to execute and sign on behalf of the Trustees, James Ross, as President of the Trust and Gary French, as Treasurer of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to a power of attorney.

In witness whereof, I have hereunto set my hand this 3rd day of July, 2008.


/s/ Ryan M. Louvar
-------------------------------------
Ryan M. Louvar
Assistant Secretary